
                                  NSAR ITEM 77O
                         VK Ohio Quality Municipal Trust
                               10f-3 Transactions

  UNDERWRITING #             UNDERWRITING              PURCHASED FROM    AMOUNT OF SHARES      % OF UNDERWRITING   DATE OF PURCHASE
                                                                            PURCHASED


         1          Virgin Island Public Financing      PaineWebber         2,500,000                0.837%           11/10/99


Underwriting Participants

Underwriting #1

Morgan Stanley
Roosevelt & Cross

Underwriting Participants:

Underwriters for #1
Morgan Stanley & Co. Incorporated
Roosevelt & Cross